Exhibit 4.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

TELEFONAKTIEBOLAGET LM ERICSSON (publ)

(“Parent”)

MAXWELL ACQUISITION CORPORATION

(“Purchaser”)

and

REDBACK NETWORKS INC.

(the “Company”)

dated

Dated as of December 19, 2006

Table of Contents

i

ANNEXES AND SCHEDULE

Annex I	Conditions to the Offer
Annex II	Key Employees
Schedule 5.4	Bankruptcy Claims

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated December 19, 2006, between Telefonaktiebolaget LM Ericsson (publ), a limited liability company under the Swedish Companies Act (“Parent”), Maxwell Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and Redback Networks Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of, or authorized committee thereof, each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Common Stock of the Company, including the associated Company Rights (such shares of Common Stock with the associated Company Rights are referred to collectively as the “Shares”), at a price per Share of US$25.00 (such amount or any different amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by law, net to the seller in cash;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Offer Price in cash;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions contemplated by this Agreement are in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement;

WHEREAS, the Board of Directors of, or authorized committee thereof, Parent and Purchaser have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and stockholder support agreements with Parent and Purchaser (the “Support Agreements”);

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger, (ii) make certain covenants and agreements in connection with the Offer and the Merger, and (iii) prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event within ten (10) business days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price, subject to:

(i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Date (as defined below) that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(x) all Shares then outstanding, plus

(y) all Shares issuable upon the exercise, conversion or exchange of any Company Options, SARs, RSUs, Warrants, Equity Interests or other rights to acquire Shares then outstanding that are vested and exercisable, convertible or exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time within sixty (60) days following the then scheduled Expiration Date assuming that the holder of such Company Options, SARs, RSUs, Warrants, Equity Interests or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period, less

(z) the number of Shares issuable upon the exercise of Company Options then outstanding held by Kevin A. DeNuccio which are vested and exercisable as of the then scheduled Expiration Date or that would be vested and exercisable (including after giving effect to the acceleration of any vesting or exercisability that may occur as a result of the Offer) at any time within sixty (60) days following the then scheduled Expiration Date assuming that Mr. DeNuccio satisfies the vesting or exercisability conditions applicable thereto during such time period (the “Minimum Condition”); and

(ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I.

(b) The obligation of the Purchaser to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I. Subject to the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions and requirements set forth in Annex I, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable law. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the Seller in cash subject to withholding as provide in Section 2.2(e).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the offer; provided, however, that unless otherwise provided by this Agreement or as previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different than or in addition to the conditions set forth in Annex I, (v) amend or waive the Minimum Condition, (vi) amend any of the conditions to the Offer set forth in Annex I, or (vii) extend the expiration of the Offer in a manner other than as required by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of ten (10) business days each in order to permit the satisfaction of such conditions, or any lesser period ending on April 19, 2007 (the “Initial Outside Date”), or on December 19, 2007 in the event that the HSR Condition and/or the Governmental Approval Condition shall not have been satisfied, or waived by Parent and Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”), if any such ten-day extension would otherwise end after the Initial Outside Date or the Extended Outside Date, as applicable.

(ii) Required by Applicable Law or Nasdaq. Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or Nasdaq.

(f) If necessary to obtain sufficient Shares (without regard to the exercise of the 90% Top-Up Option) to reach the Short Form Threshold, Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. In the event that more than eighty percent (80%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) business days immediately following the Expiration Date unless Parent and Purchaser exercise the 90% Top-Up Option. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

(h) As soon as practicable after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the

Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(c), contain the Company Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

Section 1.3 Directors.

(a) Promptly after Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of its affiliates bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take such actions, including but not limited to promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and shall use its best efforts to cause Purchaser’s designees to be so elected or designated at such time. The Company shall, upon Purchaser’s request following the Appointment Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq”). Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Appointment Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Amended and Restated

Certificate of Incorporation of the Company (as amended, the “Company Certificate”), the Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”, and together with the Company Certificate, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser), (iii) to amend the Company Governing Documents if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser) or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

Section 1.4 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

(b) Purchaser and the Surviving Corporation shall take all necessary action such that (i) the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B until thereafter changed or amended as provided therein or by applicable law.

Section 1.5 Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.6 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California unless another date or place is agreed to in writing by the parties hereto.

Section 1.7 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.9 Stockholders’ Meeting. If approval of the stockholders of the Company is required under DGCL in order to consummate the Merger:

(a) As promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, the Company shall prepare and file as promptly as practicable with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and, the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable law:

(i)(A) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders; and

(iii) use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other subsidiaries and affiliates in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable law to effect the Merger.

Section 1.10 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.9, in the event that Parent, Purchaser and their respective subsidiaries and affiliates shall hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the “Short Form Threshold”), following the Appointment Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the 90% Top-Up Option, if applicable, Parent shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.0001 per share, of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective subsidiaries or affiliates shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Offer Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration.

(b) The Company shall serve prompt notice to Purchaser of any demands received by the Company for dissenter’s rights of any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Top-Up Options.

(a) 90% Top-Up Option.

(i) The Company hereby grants to Purchaser an irrevocable option (the “90% Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase with a promissory note, bearing simple interest at 6% per annum, and due 30 days after the purchase (a “Promissory Note”), at a price per share equal to the Offer Price, that number of shares of Common Stock (the “90% Top-Up Option Shares”) equal to the lesser of (x) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective subsidiaries and affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than 90% of the shares of Common Stock then outstanding (after giving effect to the issuance of the 90% Top-Up Option Shares) and (y) an aggregate number of shares of Common Stock that is equal to 19.9% of the shares of Common Stock issued and outstanding as of the date hereof; provided, however, that the 90% Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the 90% Top-Up Option Shares); and provided, further, that in no event shall the 90% Top-Up Option be exercisable for a number of shares of Common stock in excess of the Company’s total authorized and unissued shares of Common Stock.

(ii) Provided that no applicable law, rule, regulation, order, injunction or other legal impediment shall prohibit the exercise of the 90% Top-Up Option or the issuance of the 90% Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 8.1.

(iii) In the event Purchaser wishes to exercise the 90% Top-Up Option, Purchaser shall send to the Company a written notice (a “90% Top-Up Exercise Notice,” the date of which notice is referred to herein as the “90% Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the 90% Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the 90% Top-Up Option (the “90% Top-Up Closing”). The Company shall, promptly after receipt of the 90% Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of 90% Top-Up Option Shares and the aggregate purchase price therefore (the “90% Top-Up Notice Receipt”). At the 90% Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the 90% Top-Up Option Shares, by delivery of a Promissory Note in an aggregate principal amount equal to the amount specified in the 90% Top-Up Notice Receipt, and the Company shall cause to be issued to Purchaser a certificate or certificates representing the 90% Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws.

(b) 50% Top-Up Option.

(i) In order to offset the dilutive impact of the issuance of Shares pursuant to the exercise, conversion or exchange of any Company Options, SARs, RSUs, Warrants, Equity Interests or other rights to acquire Shares following the Appointment Time, the Company hereby grants to Purchaser an irrevocable option (the “50% Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase with a Promissory Note, at a price per share equal to the Offer Price, that number of shares of Common Stock (the “50% Top-Up Option Shares”) equal to the lesser of (x) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective subsidiaries and affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than 50% of the shares of Common Stock then outstanding (after giving effect to the issuance of the 50% Top-Up Option Shares) and (y) an aggregate number of shares of Common Stock that is equal to 19.9% of the shares of Common Stock issued and outstanding as of the date hereof; provided, however, that the 50% Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, Purchaser would own more than 50% of the Shares then outstanding (assuming the issuance of the 50% Top-Up Option Shares); and provided, further, that in no event shall the 50% Top-Up Option be exercisable for a number of shares of Common stock in excess of the Company’s total authorized and unissued shares of Common Stock.

(ii) Provided that no applicable law, rule, regulation, order, injunction or other legal impediment shall prohibit the exercise of the 50% Top-Up Option or the issuance of the 50% Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise the 50% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the record date for the Special Meeting, and (ii) the termination of this Agreement pursuant to Section 8.1.

(iii) In the event Purchaser wishes to exercise the 50% Top-Up Option, Purchaser shall send to the Company a written notice (a “50% Top-Up Exercise Notice,” the date of which notice is referred to herein as the “50% Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the 50% Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the 50% Top-Up Option (the “50% Top-Up Closing”). The Company shall, promptly after receipt of the 50% Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of 50% Top-Up Option Shares and the aggregate purchase price therefore (the “50% Top-Up Notice Receipt”). At the 50% Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the 50% Top-Up Option Shares by delivery of a Promissory Note in an aggregate principal amount equal to the aggregate purchase price specified in the 50% Top-Up Notice Receipt, and the Company shall cause to be issued to Purchaser a certificate or certificates representing the 50% Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws.

Section 2.5 Treatment of Options, Restricted Stock and other Equity Awards.

(a) At the Effective Time, each option, or portion thereof, to purchase Shares granted pursuant to the Company Stock Plans (“Company Options”) or stock appreciation right, or portion thereof, whether settled in cash or Shares (“SAR”), in each case granted pursuant to the Company Stock Plans, that is outstanding and vested immediately prior to the Effective Time, shall be deemed exercised and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Company Option or SAR was vested and exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Company Option or SAR (the “Option Consideration”) after which it shall be cancelled and extinguished.

(b) At the Effective Time, each Company Option and SAR that was outstanding and unvested immediately prior to the Effective Time shall be assumed by the Parent and converted into the right to receive the Option Consideration, provided that the Company Option or SAR shall be subject to the same vesting arrangements that were applicable to such Company Option or SAR immediately prior to the Effective Time and Parent’s obligation to pay the Option Consideration will only become payable to the extent that such vesting requirements are satisfied. For each Share subject to a Company Option or SAR which would have vested after the Effective Time under the vesting schedule applicable to such Company Option or SAR immediately prior to the Effective Time, the holder thereof shall be entitled to a cash payment equal to the Option Consideration, and Parent shall pay the holder thereof the Option Consideration as soon as administratively practicable after the day on which such Share would have vested.

(c) At the Effective Time, the Merger Consideration payable with respect to each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans (“Restricted Stock”) shall be subject to the same restrictions and vesting arrangements that were applicable to such unvested Restricted Stock immediately prior to the Effective Time. Therefore, cash otherwise payable pursuant to Section 2.1 in exchange for the Restricted Stock issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Shares of Restricted Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule). Parent shall make all such required payments to holders of Unvested Cash as soon as administratively practicable after the day on which such Unvested Cash would have become vested under the original vesting schedule. All outstanding rights to repurchase Restricted Stock that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash into which such Restricted Stock has been converted, and paying to the former holder thereof the repurchase price in effect for each such Share subject to that Repurchase Right immediately prior to the Effective Time.

(d) At the Effective Time, each Share subject to a Restricted Stock Unit granted pursuant to the Company Stock Plans (“RSU”) that is outstanding immediately prior to the Effective Time will be assumed by the Parent and converted into the potential right to receive a cash payment equal to the Merger Consideration (the “RSU Consideration”); provided, however, that the RSU shall be subject to the same vesting arrangements that were applicable immediately prior to the Effective Time and payment of the RSU Consideration with respect to a Share subject to an RSU will only become payable by the Parent to the extent that such vesting requirements are satisfied. For each Share subject to an RSU which would have vested after the Effective Time, the holder thereof shall be entitled to a cash payment equal to the RSU Consideration, and Parent shall pay the holder thereof the RSU Consideration as soon as administratively practicable after the day on which such Share subject to the RSU would have vested.

(e) The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Options, SARs, Restricted Stock and RSUs necessary to effect the transactions described in Sections 2.5(a)-(d) above pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Options, SARs Restricted Stock and RSUs. All amounts payable pursuant to Sections 2.5(a)-(d) shall be paid without interest, and no Unvested Cash or RSU Consideration or rights to receive any payments pursuant to Section 2.5(c) and (d) may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Cash or RSU Consideration or payment pursuant to Section 2.5(c) and (d), in accordance with this Agreement. Any payments made pursuant to this Section 2.5 shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the relevant Option Consideration, Unvested Cash, RSU Consideration, or Merger Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

Section 2.6 Treatment of Employee Stock Purchase Plan. Each outstanding purchase right (each, a “Purchase Right”) under the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) shall be cancelled immediately prior to the Effective Time and converted into the right to receive at the Effective Time from Parent, an amount (subject to any withholding tax required by applicable law) in cash equal to the product obtained by multiplying (x) the number of Shares issuable to the holder of such Purchase Right had such Purchase Right been exercised immediately prior to the Effective Time and (y) the amount by which the Merger Consideration exceeds the purchase price under such Purchase Right. Within five (5) days following the Effective Time, Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of Shares under the ESPP, if any.

Section 2.7 Treatment of Warrants. At the Effective Time, each warrant to purchase Shares (the “Warrants”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms shall be assumed by Parent and converted into the right to receive cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Warrant (the “Warrant Consideration”). The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Warrants necessary to effect such assumption pursuant to the terms of the applicable Warrant. Any payments made pursuant to this Section 2.7 shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the Warrant Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the

Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

Section 3.1 Organization. (a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents.

(b) Subsidiaries. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, includes all the Company Subsidiaries that, as of the date of this Agreement, are “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC). All outstanding shares of capital stock of, or other Equity Interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the

Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole.

Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 750,001,200 shares of common stock, par value $0.0001 per share (the “Common Stock”), (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 250,000 shares has been designated Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Junior Preferred Stock”) and reserved for issuance in connection with the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of June 12, 2001 (as amended from time to time, the “Company Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. As of December 15, 2006, (A) 69,908,406 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) no shares of Junior Preferred Stock were issued and outstanding, (D) no shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (E) 7,592,036 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of Warrants, and (F) 20,477,738 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 13,551,160 shares of Common Stock were subject to outstanding Company Options, SARs and RSUs (collectively, the “Company Stock Rights”) and Restricted Stock. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Rights and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to Company Stock Rights described in the first sentence of Section 3.2(b) and Warrants described in Section 3.2(c), since December 15, 2006, the Company has not issued any Shares or designated or issued any shares of Preferred Stock or Junior Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Rights issuable pursuant to the Company Rights Agreement, the Company Stock Rights described in the first sentence of Section 3.2(b) and the Warrants described in Section 3.2(c), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.

(b) As of December 15, 2006, the Company had outstanding Company Options to purchase 13,539,699 shares of Common Stock and no SARs for a maximum of 13,539,699 shares of Common Stock, no RSUs for a maximum of 0 shares of Common Stock and 11,461 shares of Restricted Stock granted under Company Stock Plans. All of such Company Stock Rights and Restricted Stock have been granted to service providers of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Stock Rights and shares of Restricted Stock as of December 15, 2006 and (i) the date of their grant and the portion of which that is vested as of December 15, 2006 and if applicable, the exercise price therefor, (ii) the date upon which each Company Stock Right would normally be expected to expire absent termination of employment or other acceleration, and (iii) whether or not such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c) As of December 15, 2006, the Company had outstanding Warrants to purchase 4,159,586 shares of Common Stock at an exercise price of $5.00 per share and Warrants to purchase 3,432,450 shares of Common Stock at an exercise price of $9.50 per share. Section 3.2(c) of the Company Disclosure Schedule sets forth a listing of all outstanding Warrants as of December 15, 2006, their date of grant, their expiration date and the exercise price therefore.

(d) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of this Agreement by the holders of a majority of all of the Shares entitled to be cast, if required by applicable law. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and other Transactions are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, (iii) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and the Support Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Support Agreements and the transactions contemplated thereby, are not and will not be subject to the restrictions on “business combinations” under, the provision of Section 203 of the DGCL; and (iv) recommended that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and adopt this Agreement. No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement, the Support Agreements or the Transactions, including the Offer and the Merger, subject, in the case of the Merger, to the approval of this Agreement by the holders of a majority of the outstanding Shares, if required by applicable law, as contemplated by Section 1.9, which is the only stockholder vote that is required for adoption of this Agreement and the consummation of the Merger by the Company.

Section 3.5 Consents and Approvals; No Violations. (a) None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Required Governmental Approvals, or (D) the filing with the SEC and the Nasdaq of (1) the Schedule 14D-9, (2) a Proxy Statement if stockholder approval of the Merger is required by applicable law, (3) the information required by Rule 14f-1 under the Exchange Act and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Offer and the Merger), (iii) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the “Company Agreements”) and which are set forth on the Company Disclosure Schedule or should be so set forth (such Company Agreements, the “Company Scheduled Agreements”) or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in the case of clauses (ii), (iii) or (iv) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other Transactions.

(b) The Company and the Company Board of Directors have taken all action reasonably necessary to (i) render the Company Rights inapplicable to this Agreement, the Support Agreements, the Offer, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its stockholders, affiliates or associates is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) solely by reason of this Agreement, the Support Agreements, the Offer, the Merger or any other Transaction, (B) a “Distribution Date” (as defined in the Company Rights Agreement) shall not occur solely by reason of this Agreement, the Support Agreements, the Offer, the Merger or any other Transaction and (C) the Company Rights shall expire at the Effective Time.

Section 3.6 Company SEC Documents and Financial Statements. (a) The Company and each of the Company Subsidiaries has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including September 30, 2002, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents

(collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

(b) Without limiting the generality of Section 3.6(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

Section 3.7 Internal Controls; Sarbanes-Oxley Act. (a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8 Absence of Certain Changes. (a) Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since December 31, 2005 (the “Balance Sheet Date”), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice.

(b) From the Balance Sheet Date through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the following subsections of Section 5.1: (a) (b), (c), (d), (i), (m), (p), (q), (s), (t) and (u).

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since September 30, 2006 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

Section 3.10 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary or to the Company’s knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such). None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Section 3.11 Employee Benefit Plans; ERISA.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors or officers of the Company or any Company Subsidiary located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), or (ii) any current or former employees, directors or officers of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii)

neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (v) no litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan; and (vii) to the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); and (iii ) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Plan complies in all material respects with and has been administered in substantial compliance with the laws of the applicable foreign country, (ii) each Foreign Plan which, under the laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or the Company Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) no litigation has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course), (v) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan and (vi) no condition exists that would prevent the Company or a Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan or Foreign Plan participant have been duly and timely filed or distributed.

(g) Section 3.11(g) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

(h) Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.

(i) Section 3.11(i) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Benefit Plan or Foreign Plan because of this Agreement (or the consummation of the Transactions); (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Offer or the Merger or the other Transactions contemplated hereby. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby would fail to be deductible under Section 162(m) of the Code. Neither this Agreement (or the consummation of the Transactions contemplated hereby) nor any other agreement, plan, arrangement or other contract between the Company or any Company Subsidiary and an employee or other service provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j) Correct and complete copies have been delivered or made available to Parent by the Company of all material Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan and Foreign Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

(k) Neither the Company nor any Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions, except as contemplated by this Agreement or the Transactions.

(l) To the knowledge of the Company, no payment pursuant to any Benefit Plans or other arrangement between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any stock option or the grant or vesting of an RSU, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Offer or the Merger, any other transactions contemplated by this Agreement or otherwise.

(m) All Company Options have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company Options granted to employees in the United States that are potentially subject to Code Section 409A have a per share exercise price which reflects the fair market value of the Company’s common stock as determined in good faith compliance with Section 409A of the Code on the date that the option was granted (within the meaning of United States Treasury Regulation §1.421-1(c)). To the knowledge of the Company, no Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively. The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Expiration Date will be, “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable

Nasdaq Marketplace Rules. On or prior to the date hereof, the Compensation Committee, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act.

Section 3.12 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or both are being contested in good faith and have been reserved for in accordance with GAAP on the Financial Statements. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

(c) No deficiencies for material Taxes with respect to any of the Company and the Company Subsidiaries have been claimed or proposed in writing or assessed by any Tax authority. There are no pending or, to the Company’s knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company or any of the Company Subsidiaries, and there are no matters under discussion with any Tax authority, or known to the Company or any of the Company Subsidiaries, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company or any Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 2003 through 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2003, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(e) None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business), and, after the Closing Date, none of the Company nor any of the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(j) Neither the Company nor any of the Company Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise; or (ii) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k) None of the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Section 6111 of the Code or Treasury Regulation § 1.6011-4(b)(1), or analogous provisions of any state or local Tax law.

Section 3.13 Contracts.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, there is no Company Agreement (a) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions or (b) which, as of the date hereof, (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) involves aggregate expenditures in excess of $20 million, (iii) involves annual expenditures in excess of $5 million and was not entered into in the ordinary course of business, (iv) that contains “take or pay” provisions applicable to the Company or any Company Subsidiary, (v) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business by the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries, or any geographic area in which the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries conducts business, or (v) which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions. Each contract of the type described above in Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Scheduled Agreement is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Scheduled Agreement and, to the Company’s knowledge, each other party to each Company Scheduled Agreement has performed in all material respects all obligations required to be performed by it under such Company Scheduled Agreement, except as would not be reasonably expected to, (1) prevent or materially delay the consummation of the Offer, the Merger or any of the other Transactions, or (2) result in, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Scheduled Agreement except for violations or defaults that would not be reasonably expected to, (1) prevent or materially delay consummation of the Offer or the Merger, or (2) result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts or other Company Scheduled Agreements required to be disclosed in Section 3.13 of the Company Disclosure Schedule, which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts required to be disclosed in Section 3.13 of the Company Disclosure Schedule filed as exhibits to the Company SEC Documents are true and complete copies of such contracts.

Section 3.14 Title to Properties; Encumbrances. The Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in a consolidated balance sheet as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements and (d) Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the foregoing Liens (a)-(d), “Permitted Liens”). The Company and each of the Company Subsidiaries is in compliance with the terms of all material leases of tangible properties to which they are a party, except for non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Registered IP; and (ii) all unregistered Trademarks used in connection with Company Products; in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is located, (C) the Governmental Entity with which the application or registration is filed, (D) the application or registration number, and (E) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) related to Company Registered IP. The Company and each of the Company Subsidiaries has in a timely manner made all filings, payments, and recordations and taken all other actions required to obtain and maintain ownership of all Intellectual Property Rights in each item of Company Registered IP.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Agreements that are material to the Company, in effect as of the date hereof, in each case specifying the date of and parties to the agreement and whether such agreement is exclusive or non-exclusive, (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than non-exclusive licenses and related services agreements for generally commercially available software that is not incorporated into any Company Products or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Company IP or Company Products (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of its Subsidiaries has granted any exclusive license under any Owned Company IP. To the knowledge of the Company, there are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements, except where such disputes have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company (A) no parties to the Company IP Agreements are in material breach thereof, and (B) all Company IP Agreements are binding and are in full force and effect except for those Company IP Agreements that by their terms have expired or been terminated since the date hereof.

(c) To the knowledge of the Company, the Company and its Subsidiaries own or otherwise have all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as conducted prior to the Closing Date.

(d) The Company and its Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens, other than Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and which for the purposes of this Section do not include licenses under Intellectual Property Rights. Without limiting the foregoing, each Person who is or was an employee or contractor of Company or any of its Subsidiaries and who is or was involved in the creation or development of any Owned Company IP has executed a valid agreement containing an assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to the Owned Company IP.

(e) Neither the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body or similar organization which membership or contribution may require the Company or any of its Subsidiaries to grant or offer to any other third party any license or right to any Company IP. No Governmental Entity has any ownership interest in any Owned Company IP, and neither Company nor its Subsidiaries use or have used any funding, facilities, or personnel of any Governmental Entity in connection with the creation of the Owned Company IP in a manner that could give rise to an ownership interest in the Owned Company IP in favor of such Governmental Entity.

(f) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets of

Company and its Subsidiaries, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful, except to the extent that any such use or disclosure that was not done in accordance with such a written agreement does not and will not, individually or in the aggregate, give rise to a Company Material Adverse Effect. The Company and its Subsidiaries have executed confidentiality agreements with all employees and contractors to whom the Company or its Subsidiaries have granted access to Trade Secrets, which agreements prohibit such employees and contractors from disclosing such Trade Secrets to third parties or using such Trade Secrets for any purpose other than for the benefit of the Company or its Subsidiaries.

(g) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

(h) No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Subsidiary. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any Company IP.

(i) The execution and delivery of this Agreement and the consummation of the Transactions will not (with or without notice or the lapse of time, or both) automatically result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right, including any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Owned Company IP by or to any escrow agent or other Person; or (v) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights.

(j) No software incorporated in any Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of any software contained in any Company Product on, the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP in a Company Product, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use or distribute any software contained in any Company Product.

(k) None of the source code used by Company or any of its Subsidiaries and material to the conduct of the business of the Company, including software contained any of the Company Products, (collectively, “Company Source Code”) has been disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. Neither the Company nor any of its Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party.

(l) The Company’s and its Subsidiaries’ collection and dissemination of personal information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable laws and regulations, except where the failure to abide by any such policy or law would not, individually or in the aggregate, reasonably be expected to give rise to a Company Material Adverse Effect.

Section 3.16 Labor Matters.

(a) Except as would not have a Company Material Adverse Effect: (i) there is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (each a “Company Collective Bargaining Agreement”), (ii) no Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries, (iii) as of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary and (iv) as of the date of this Agreement, to the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act), except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Compliance with Laws; Permits.

(a) As of the date hereof, the Company and each Company Subsidiary have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company and each Company Subsidiary, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, authorizations, consents, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or any of the Company Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (vi) violated Section 8 of the Export Administration Act of 1977, as amended, except, in the case of clauses (i) through (vi) above, for such payments, violations, conduct or other practices that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Without limiting the other provisions of this Section 3.17, to the knowledge of the Company, none of (A) the Company, or any of the Company Subsidiaries or (B) any of the directors, officers, agents, employees or representatives of the Company or any Company Subsidiary (in each case acting in their capacities as such), has, in the past five (5) years, taken any action or made any omission in violation of, or that would reasonably be expected to cause the Company or Company Subsidiary to be in violation of, any applicable law governing imports into or exports from the United States or any foreign country, transactions with designated individuals and organizations, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto (collectively, the “International Trade Laws”), except in each case for actions, omissions or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Without limiting the other provisions of this Section 3.17, to the knowledge of the Company, none of (A) the Company or any Company Subsidiary or (B) any of the directors, officers, agents, employees or representatives of the Company or any Company Subsidiary (in each case acting in their capacities as such), has any reasonable basis for believing that, in the past five (5) years, the Company or any Company Subsidiary is or has been the subject of any investigation, complaint or claim of any violation of the International Trade Laws by any Governmental Entity, except in each case for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.19 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC (the “Company Financial Advisor”), to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such stockholders from a financial point of view, and such opinion has not been modified or withdrawn.

Section 3.21 Insurance. The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 3.22 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (ii) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

Section 3.23 Brokers; Expenses.

(a) No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company.

(b) True and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been previously made available to Parent, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

Section 3.24 Takeover Statutes. The Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Transactions each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement, the Support Agreements, the Offer, the Merger or any other Transaction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Section 3.25 Bankruptcy.

(a) The Company as prepetition debtor and debtor-in possession, has complied in all material respects with all of the provisions of the Order Confirming Prepackaged Plan of Reorganization Of Redback Networks Inc. Under Chapter 11 of the Bankruptcy Code dated December 19, 2003 (the “Bankruptcy Confirmation Order”) and all of the provisions of the related Prepackaged Plan of Reorganization of Redback Networks Inc., as amended (the “Reorganization Plan”). The provisions of the Reorganization Plan and the Bankruptcy Confirmation Order remain in full force and effect in accordance with the terms thereof, and the Company remains entitled to all of the rights, remedies, privileges, immunities, releases, exculpatory terms, and other benefits and protections afforded thereunder. Without limiting the foregoing, the transfers of property (including, without limitation, the Passed Through Rights (as defined in the Reorganization Plan) by the Company, as debtor or debtor-in-possession, to the Company pursuant to the Reorganization Plan and the Bankruptcy Confirmation Order (i) were and continue to be legal, valid, and effective transfers of property, (ii) vested and continue to vest the Company with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Reorganization Plan or Bankruptcy Confirmation Order, (iii) did not constitute and continues not to constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (iv) do not and continue not to subject the Company to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability.

(b) Except as set forth in the Reorganization Plan or the Bankruptcy Confirmation Order, as of the date hereof, all Claims (as defined in the Reorganization Plan) against and Interests (as defined in the Reorganization Plan) in the Company, as debtor and debtor-in-possession, that were in existence or outstanding as of the Effective Date of (and as defined in) the Reorganization Plan (collectively, the “Bankruptcy Claims/Interests”) have been satisfied or discharged in full, and all distributions or other amounts to which any holder of any such Bankruptcy Claims/Interests were or are entitled pursuant to the Reorganization Plan or Bankruptcy Confirmation Order have been made in full. As of the date hereof, the Company is not subject to any such Bankruptcy Claims/Interests (other than Claims arising after the Effective Date under executory contracts or unexpired leases assumed by the Company or Passed Through Rights (as defined in the Bankruptcy Plan)) and is not obligated to make any payments or distributions, whether in cash, equity or debt securities or any other property, on account of any such Bankruptcy Claims/Interests, and has no obligations or liabilities under the Reorganization Plan or the Bankruptcy Confirmation Order.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and will be adopted by the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and

Purchaser enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Parent and Purchaser, the consummation by the Parent and Purchaser of the Transactions or compliance by the Parent or Purchaser with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser,(ii) require any filing by the Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and Required Governmental Approvals, or (D) the filing with the SEC of (x) the Schedule TO and (y) the Proxy Statement, if stockholder approval is required by applicable law, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (i) or (ii) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5 Information in the Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder.

Section 4.7 Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.8 Sufficient Funds. Parent and Purchaser will have all of the funds available as and when needed that are necessary to consummate the Transactions and to perform their respective obligations under this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Interim Operations of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereto and (B) the time the designees of Parent have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to Section 1.3 (the “Appointment Date”), the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto and (y) the Appointment Date, the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction, in the ordinary course of business consistent with past practice;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) repurchases of unvested shares at cost in connection with the termination of the services relationship with any service provider pursuant to stock option or purchase agreements in effect on the date hereof, and (ii) repurchases of unvested shares in connection with the withholding of shares upon vesting of restricted stock;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Stock Rights, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares (and associated Company Rights) reserved for issuance on the date hereof pursuant to the exercise of the Company Stock Rights disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof in the ordinary course of business consistent with past practice of the Company Stock Plans or (ii) the issuance of shares of capital stock of the Company upon the exercise of Company Rights;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $25 million or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the business;

(h)(i) incur or assume any long-term or short-term indebtedness except (A) short-term indebtedness made in the ordinary course of business consistent with past practice or (B) additional indebtedness under existing debt facilities or like replacement debt facilities in excess of indebtedness of the Company outstanding as of the date hereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advance or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice; provided, however, that after the Appointment Time, the Company shall not accelerate the vesting of, or make changes in, equity based compensation, Restricted Stock or Company Stock Rights, other than (i) by permitting the acceleration of any Company Options or other equity based compensation pursuant to the terms of agreements in existence on the date hereof which provide for such acceleration or (ii) as otherwise provided in Section 5.1 of the Company Disclosure Schedule;

(i) other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement existing on the date hereof, and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; provided, however, that after the Appointment Time, the Company shall not accelerate the vesting of, or make changes in, equity based compensation, Restricted Stock or Company Stock Rights, other than (i) by permitting the acceleration of any Company Options or other equity based compensation pursuant to the terms of agreements in existence on the date hereof which provide for such acceleration or (ii) as otherwise provided in Section 5.1 of the Company Disclosure Schedule;

(j) other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement or plan existing on the date hereof and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement: (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any Company Subsidiary director, officer, employee or agent, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(k) except as publicly announced prior to the date hereof, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $25 million, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;

(m) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(n) amend or modify in a material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereunder, or enter into any contract that would be a Company Material Contract;

(o) settle, pay or discharge any litigation, investigation, arbitration, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations (i) disclosed or reserved against in the Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

(p) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

(q) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

(r) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(s) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns, enter into any closing agreement with respect to material Taxes, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(u) take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Purchaser;

(v) except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Special Meeting; and

(w) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2 No Solicitation; Unsolicited Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal, (iv) accept, approve, endorse or recommend an Acquisition Proposal, or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement. The Company shall, and shall cause the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding the restrictions set forth in Section 5.2(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party and under circumstances in which the Company, its Subsidiaries and their Representatives have complied with the Company’s obligations under Section 5.2(a) and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) (such consultation with a financial advisor and outside legal counsel, “After Consultation”) that (A) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take any such action would be a breach of its fiduciary duties to the Company’s stockholders under applicable law, the Company may, subject to its giving Parent at least 48 hours prior written notice (which notice shall contain the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company Board of Directors has made the determination required by this Section 5.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a confidentiality agreement containing terms no less favorable to the Company, including the “standstill” provisions, than the terms of the Confidentiality Agreement, dated December 11, 2006 between Parent and the Company (the “Confidentiality Agreement“), provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal (including by requesting that such Third Party amend the terms of such Acquisition Proposal so that it may be a Superior Proposal).

(c) In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include, (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry), and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a reasonably current basis (but in any event within 48 hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. The Company shall provide Parent with at least forty eight (48) hours prior notice of a meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to the Company’s stockholders under applicable law, subject to compliance with the requirements of Sections 5.2(a), (b), and (c) and Section 5.3.

(e) The Company shall not release or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any Company Subsidiary is a party. The Company will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

(f) The Company shall promptly after the date of this Agreement instruct that each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all information, documents and materials relating to an Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its Representatives.

Section 5.3 Board Recommendation.

(a) Subject to the terms of Section 5.3(c) hereof, the Company Board of Directors shall (i) recommend that the holders of the Shares accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary under applicable law, adopt this Agreement in accordance with the applicable provisions of DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Schedule 14D-9 and permit Parent to include the Company Recommendation in the Offer Documents.

(b) Subject to Section 5.3(c), neither the Company Board of Directors nor any committee thereof shall withdraw, qualify, modify, change or amend in any manner adverse to Parent or Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto), the Company Recommendation, the approval by the Company Board of Directors of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or the approval by the Compensation Committee of the Company Compensation Arrangements as Employment Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) under the Exchange Act (a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Effective Time, if either:

(i)(A) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Acquisition Proposal shall not have resulted from a breach or violation of the terms of Section 5.2(a), (B) the Company Board of Directors determines in good faith (After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the three-day period contemplated by clause (D) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be a breach of its fiduciary duties to the Company’s stockholders under applicable law, (C) at least three (3) days prior to such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new three-day period), (D) during the three-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) Parent shall not, within three (3) business days of Parent’s receipt of a Notice of Recommendation Change have made an offer that the Board of Directors of the Company determines in good faith, After Consultation to be at least as favorable to the Company’s stockholders as such Superior Proposal; or

(ii) other than in connection with a Superior Proposal (it being understood and hereby agreed that the Company Board of Directors shall not effect a Company Change of Recommendation in connection with a Superior Proposal other than pursuant to the immediately preceding clause (i) of this Section 5.3(c)), (A) the Company Board of Directors determines in good faith (After Consultation) that the failure to effect a Company Change in Recommendation would be a breach of its fiduciary duties to the Company’s stockholders under applicable law and (B) at least three (3) days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself a Company Change in Recommendation), specifying in sufficient detail reasonably satisfactory to Parent the circumstances for such proposed Company Change in Recommendation (it being understood and agreed that any change to such circumstances or any additional circumstances shall require the delivery of a new Notice of Recommendation Change and a new three-day period), and (C) during the three-day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

(d) Notwithstanding anything to the contrary in this Section 5.3, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 5.2(b)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 8.1 and Parent has received, by wire transfer of immediately available funds, any amounts due to Parent pursuant to Section 8.2(b).

Section 5.4 Bankruptcy Claims. From the date of this Agreement and prior to the Effective Time, the Company will use its reasonable best efforts to resolve all Bankruptcy Claims /Interests outstanding as of the date hereof (the “Unresolved Bankruptcy Claims/Interests”), and promptly after the resolution of any such Unresolved Bankruptcy Claims/Interests, the Company shall make any distributions of Shares or other consideration required to be made on account of such Unresolved Bankruptcy Claims/Interests in accordance with the terms of the Reorganization Plan and the Bankruptcy Confirmation Order, and shall take such other actions as are set forth on Schedule 5.4.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition or requirement set forth in Annex I to be unsatisfied at any time from the date hereof to the Appointment Time (except to the extent it refers to a specific date) and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 6.2 Access; Confidentiality. (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries and their accountants and accountants’ work papers and (ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request.

(b) The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to Section 6.2(a).

(c) No investigation heretofore conducted or conducted pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder.

(d) Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any law or contract entered into prior to the date of this Agreement.

Section 6.3 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, any Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the consummation of the Offer; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Scheduled Agreements in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.3(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offer, from the failure to obtain such consent. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the consummation of the Offer, each of Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Purchaser or any affiliate of Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(f) Notwithstanding anything set forth in Section 6.3 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner.

(g) Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of this Agreement in accordance with applicable law.

Section 6.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.2 or Section 5.3.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries to the fullest extent permissible under applicable provisions of the DGCL (i) under the Company Certificate and Company Bylaws (and the equivalent organizational documents of all such Company Subsidiaries) in effect on the date hereof (true and correct copies of which previously have been made available to Parent) and (ii) under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof between the Company or any of its Subsidiaries and the current and former directors, officers and other employees of the Company or any Company Subsidiary (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided in the Company Certificate, the Company Bylaws or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Certificate, the Company Bylaws or the DGCL, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Certificate and Company Bylaws. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) The Surviving Corporation shall maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the Transactions; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.5(d) in excess of 200% of the aggregate premiums paid by the Company in 2006 for such purpose (the “Base Premium”), the true and correct amount of which is set forth in Section 6.5(d) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.5(d) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 200% of the Base Premium. In lieu of the foregoing, the Company may obtain prepaid policies prior to the Effective Time, which policies may provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no more favorable terms than that provided by the Company’s current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 6.5(d); provided, that Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor its obligations thereunder.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6 State Takeover Laws. If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, the Support Agreements or any other Transaction, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

Section 6.7 Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all material Tax Returns required to be filed by the Company or such Company Subsidiary, as the case may be, and prepare such Tax Returns in all material respects in a manner consistent with past practice, (ii) timely pay all material Taxes due and payable by the Company and such Company Subsidiary, respectively, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims.

Section 6.8 Rights Agreement; Consequences if Rights Triggered. The Company Board of Directors shall take all action requested in writing by Parent or Purchaser in order to render the Company Rights inapplicable to the Offer, the Merger, the Support Agreements and the other Transactions. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in a manner adverse to Parent or Purchaser. If any Distribution Date, Stock Acquisition Date or Flip-In Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Offer Price as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Offer, the Merger and the other Transactions.

Section 6.9 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time,

to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the vested Company Options in the Merger. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 2.5.

Section 6.10 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.11 Employee Benefits Matters. Except as provided in the last sentence of this Section 6.11, Parent and the Surviving Corporation shall have no obligation to continue after the Effective Time any plan or arrangement in effect immediately before the Effective Time (except as otherwise required by applicable law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company or any Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or the Surviving Corporation. To the extent legally permitted, employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee pension benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries and for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Parent shall also cause the Surviving Corporation to perform the Company’s obligations under the change in control and other agreements set forth in the Company Disclosure Schedule between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

Section 6.12 Termination of 401(k) Plan. Unless Parent directs the Company otherwise in writing no later than five (5) business days prior to the Effective Time, the Company Board of Directors shall adopt resolutions terminating, effective at least two (2) days prior to the Effective Time, any Benefit Plan which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a “401(k) Plan”). At the Closing, the Company shall provide Parent with (i) executed resolutions of the Company Board of Directors authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder.

Section 6.13 Rule 14d-10(d). Prior to the Expiration Date, the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

(a) Stockholder Approval. This Agreement shall have been adopted by the holders of a majority of the then outstanding Shares, if required by applicable law.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

(c) Purchase of Shares in Offer. The Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement).

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time before the Appointment Time:

(i) by either Parent (by action duly authorized by the Parent Board of Directors, or an authorized committee thereof) or the Company (by action of the Company Board of Directors):

(1) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of the Company shall result in any condition or requirement set forth in Annex I not being satisfied, and (B) in the case of a breach by Parent or Purchaser, shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Parent or Purchaser’s ability to consummate the Offer or Merger (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 8.1(a)(i)(1) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period);

(2) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Initial Outside Date or the Extended Outside Date, as applicable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(2) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer prior to the Initial Outside Date or Extended Outside Date; or

(ii) by Parent, if (1) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.3), (2) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Sections 5.2 and as a result thereof, the Company shall have received an Acquisition Proposal, (3) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal), (4) if, after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act ) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (5) the Company or any Company Subsidiary shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 5.2(b)), including any letter of intent, with respect to any

Acquisition Proposal, (6) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents, (7) the Company Board of Directors shall have failed to reconfirm the Company Recommendations or its approval of this Agreement, the Offer, the Merger or any other Transaction promptly, and in any event within five (5) business days following Parent’s request to do so or (8) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (1) through (7); or

(iii) by the Company, immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (1) the Company received such Superior Proposal other than as a result of a breach of or violation of the terms of Section 5.2 hereof, (2) the Company has not breached or violated the terms of Section 5.2 or 5.3 hereof in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (3) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 5.3(c)(i) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement), (4) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof, and (5) immediately following the termination of this Agreement, the Company enters into such definitive agreement to effect such Superior Proposal.

(b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Parent Board of Directors, or authorized committee thereof.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 6.4, Section 8.2 and Sections 9.3 through 9.14 and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination, a termination fee of US $61.0 million in cash (the “Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(2) as a result of the failure to satisfy the Minimum Condition, and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was publicly announced or became publicly known prior to the execution and delivery of this Agreement) shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) concurrently with, or within twelve (12) months following such termination, a Third Party Acquisition Event occurs, then, the Company shall pay to Parent promptly, but in no event later than the date of consummation of such Third Party Acquisition Event, the Termination Fee.

(iv) If (A) Parent shall have terminated this Agreement pursuant to Section 8.1(a)(i)(1) as a result of a breach of a covenant or agreement of the Company under this Agreement or an intentional breach of a representation or warranty of the Company under this Agreement, and (B) following the execution and delivery of this Agreement and prior to the breach forming the basis for such termination, an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was known to the Company prior to the execution and delivery of this Agreement) is known to the Company, and (C) concurrently with, or within twelve (12) months following such termination, a Third Party Acquisition Event occurs, then, the Company shall pay to Parent promptly, but in no event later than the date of consummation of such Third Party Acquisition Event, the Termination Fee.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any withholding taxes on any payment under this Section 8.2.

(d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Likewise, if the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against Parent and Purchaser, Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses; provided, however, that Parent and the Company shall share equally the (i) filing fees paid by Parent or the Company in connection with filing, permits, authorizations, consents and approvals as may be required under the HSR Act and the Required Governmental Approvals, and (ii) the out of pocket fees and expenses of Parent and the Company incurred in connection with the preparation, printing and mailing of the Offer Documents and Schedule 14D-9.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

TELEFONAKTIEBOLAGET LM ERICSSON (publ)
SE-164 83
Stockholm, Sweden
Telephone: +46 8 719 00 00
Facsimile: +46 8 719 9527
Attention: Carl Olof Blomqvist

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111
Attention: John M. Newell, Esq.
Facsimile: 1 (415) 395-8095

and

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Peter F. Kerman, Esq.
Facsimile: 1 (650) 463-2600

and

(b)	if to the Company, to:

Redback Networks Inc.

100 Headquarters Way
San Jose, California 95314
Telephone: (408) 750-5000
Facsimile: (408) 750-5599
Attention: General Counsel

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: John Sheridan, Esq.
Facsimile: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler, Esq.
Facsimile: (415) 947-2099

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal“ means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates to an Acquisition Transaction.

“Acquisition Transaction“ means any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance by the Company or any Company Subsidiaries, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of (A) the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company or (B) any Company Subsidiary or Subsidiaries whose assets constitute fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class capital stock of the Company, (iv) any the acquisition, license, lease, purchase or other disposition of assets that constitute more than twenty percent (20%) of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of inventory in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

“business days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or a Company Subsidiary and a Key Employee and any amendments thereto entered into during the 12 months immediately prior to the date hereof, (ii) any Company Stock Rights or Restricted Stock awarded to, or any acceleration of vesting of any Common Stock Rights or Restricted Stock held by, a Key Employee during the 12 months immediately prior to the date hereof, and (iii) any Company Stock Rights or Restricted Stock awarded to, or any acceleration of vesting of any Common Stock Rights or Restricted Stock held by, a member of the Company Board of Directors during the 12 months immediately prior to the date hereof.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or when taken together will all other Effects that exist at the date of determination, has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist (i) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of Subsidiaries conducts business or in the global economy as a whole, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (v) Effects primarily related to the announcement of the execution of this Agreement or the pendency of the Offer or the Merger, including the loss or departure of officers or other employees of the Company or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, (vi) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (vii) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested, (viii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.

“Company Products” means products distributed and services performed by Company or its Subsidiaries.

“Company Property” means any real property and improvements, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.

“Company Stock Plans” mean collectively the Company’s 1999 Stock Incentive Plan and 2004 Employment Inducement Award Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company and the Company Subsidiaries.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (A) any and all Environmental Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

“Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) URLs and domain names; and (v) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“Key Employee” means an employee of the Company or a Company Subsidiary identified on Annex II.

“knowledge” will be deemed to be the actual knowledge of any executive officer or director of Parent, Purchaser or the Company, as the case may be.

“Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties and material to the conduct of the business of the Company.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Owned Company IP” means shall mean all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, domain names and URLs, and all applications for any of the foregoing.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal received by the Company after the date hereof and not in breach of this Agreement, that is not subject to any financing condition or contingency (provided, that for the purposes of this definition, (A) the applicable percentages in clause (i) of the definition of Acquisition Transaction shall be twenty percent (20%) as opposed to eighty-five percent (85%), and (B) the applicable percentages in clauses (ii), (iii) and (iv) of the definition of Acquisition Transaction shall be eighty percent (80%) as opposed to fifteen percent (15%)), which the Company Board of Directors determines in good faith, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) than the transactions contemplated by this Agreement, including the Offer and the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Proposal or Acquisition Proposals results in the acquisition by any Third Party of (i) a majority of the outstanding Shares or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company and the Company Subsidiaries, taken as a whole.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 6.12
“After Consultation”	Section 5.2(b)
“Agreement”	Introduction
“Appointment Date”	Section 5.1
“Appointment Time”	Section 1.3
“Appraisal Rights”	Section 2.3(a)
“Assignee”	Section 9.13
“Balance Sheet Date”	Section 3.8(a)
“Bankruptcy Claims/Interest	Section 3.25(b)
“Bankruptcy Confirmation Order”	Section 3.25
“Base Premium”	Section 6.6(d)
“Benefit Plans”	Section 3.11(a)
“Certificate of Merger”	Section 1.5
“Certificates”	Section 2.2(b)
“Closing”	Section 1.6
“Closing Date”	Section 1.6
“Code”	Section 2.2(e)
“Common Stock”	Section 3.2(a)
“Company”	Introduction
“Company Agreements”	Section 3.5(a)
“Company Board of Directors”	Recitals
“Company Bylaws”	Section 1.3(b)
“Company Certificate”	Section 1.3(b)
“Company Change in Recommendation”	Section 5.3(b)
“Company Collective Bargaining Agreement”	Section 3.16(a)
“Company Disclosure Schedule”	Article III
“Company Financial Advisor”	Section 3.20
“Company Governing Documents”	Section 1.3(b)
“Company IP Agreements”	Section 3.15(d)
“Company Material Contract”	Section 3.13
“Company Options”	Section 2.5(a)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 5.3(a)
“Company Rights”	Section 3.2(a)
“Company Rights Agreement”	Section 3.2(a)
“Company Scheduled Agreements”	Section 3.5(a)
“Company SEC Documents”	Section 3.6(a)
“Company Stock Rights”	Section 3.2(a)
“Compensation Committee”	Section 3.25
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Directors”	Section 1.3(b)
“Covered Persons”	Section 6.6(a)
“D&O Insurance”	Section 6.6(d)
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.5
“Employment Compensation Arrangement”	Section 5.1(i)
“Equity Interests”	Section 3.2(a)

“ESPP”	Section 2.6
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Financial Statements”	Section 3.6(a)
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.6(a)
“DGCL”	Recitals
“Governmental Approval Condition”	Annex I
“Governmental Entity”	Section 3.5(a)
“HSR Act”	Section 3.5(a)
“HSR Condition”	Annex I
“Indemnification Agreements”	Section 6.6(a)
“Initial Expiration Date”	Section 1.1(d)
“International Trade Laws”	Section 3.17(d)
“Junior Preferred Stock”	Section 3.2(a)
“Legal Proceedings”	Section 3.10
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(c)
“Minimum Condition”	Section 1.1(a)
“Nasdaq”	Section 1.3(a)
“Notice of Recommendation Change”	Section 5.3(b)
“Offer”	Recitals
“Offer Documents”	Section 1.1(h)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Option Consideration”	Section 2.5(a)
“Initial Outside Date”	Section 1.1(e)
“Extended Outside Date”	Section 1.1(e)
“Parent”	Introduction
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Post Signing Returns”	Section 6.8
“Preferred Stock”	Section 3.2(a)
“Promissory Note”	Section 2.4(a)
“Proxy Statement”	Section 1.9(a)
“Public Disclosure”	Section 5.3(b)
“Purchase Right”	Section 2.6
“Purchaser”	Introduction
“Purchaser Common Stock”	Section 2.1
“Regulation M-A”	Section 1.1(h)
“Reorganization Plan”	Section 3.25
“Representatives”	Section 5.2(a)
“Repurchase Rights”	Section 2.5(c)
“Required Governmental Approvals”	Annex I
“Restricted Stock”	Section 2.5(c)

“RSU”	Section 2.5(d)
“RSU Consideration”	Section 2.5(d)
“SAR”	Section 2.5(a)
“Sarbanes-Oxley Act”	Section 3.6(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(h)
“SEC”	Section 1.1(h)
“Securities Act”	Section 3.6(a)
“Shares”	Recitals
“Short Form Threshold”	Section 1.10
“Significant Subsidiary”	Section 3.1(b)
“Special Meeting”	Section 1.9(b)
“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.4(a)
“Termination Fee”	Section 8.2(b)
“Third Party”	Section 5.2(a)
“50% Top-Up Closing”	Section 2.4(b)(iii)
“50% Top-Up Exercise Notice”	Section 2.4(b)(iii)
“50% Top-Up Notice Date”	Section 2.4(b)(iii)
“50% Top-Up Notice Receipt”	Section 2.4(b)(iii)
“50% Top-Up Option”	Section 2.4(b)(i)
“50% Top-Up Option Shares”	Section 2.4(b)(i)
“90% Top-Up Closing”	Section 2.4(a)(iii)
“90% Top-Up Exercise Notice”	Section 2.4(a)(iii)
“90% Top-Up Notice Date”	Section 2.4(a)(iii)
“90% Top-Up Notice Receipt”	Section 2.4(a)(iii)
“90% Top-Up Option”	Section 2.4(a)(i)
“90% Top-Up Option Shares”	Section 2.4(a)(i)
“Transactions”	Recitals
“Unvested Cash”	Section 2.5(c)
“Voting Debt”	Section 3.2(a)
“Warrant”	Section 2.7
“Warrant Consideration”	Section 2.7

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement, including the making of any proposals as contemplated by Section 5.3) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

(b) except as provided in Section 6.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of

Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery court or, if no such state court has proper jurisdiction, the in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.

Section 9.12 Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent (each, an “Assignee”). Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, Parent, Purchaser and their affiliates shall have the right to collaterally assign in whole or in part this Agreement and any ancillary agreements or documents related to the Transactions and any of their respective rights thereunder as security to one or more lenders or purchasers of debt securities who, in each case, are being granted a collateral interest in this Agreement or any ancillary agreements or documents related to the Transactions.

Section 9.14 Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

TELEFONAKTIEBOLAGET LM ERICSSON (publ)

By	/s/ CARL-HENRIC SVANBERG
Name:	Carl-Henric Svanberg
Title:	President & Chief Executive Officer

By	/s/ CARL OLOF BLOMQVIST
Name:	Carl Olof Blomqvist
Title:	Senior Vice President & General Counsel

PURCHASER:

MAXWELL ACQUISITION CORPORATION

By	/s/ JOHN MOORE
Name:	John Moore
Title:	Vice President

COMPANY:

REDBACK NETWORKS INC.

By	/s/ KEVIN DENUCCIO
Name:	Kevin DeNuccio
Title:	President & Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, and in addition to (and not in limitation of) Purchaser’s rights and obligations to extend or amend the Offer in accordance with the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares if (i) the Minimum Condition shall not have been satisfied at any then scheduled Expiration Date, (ii) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition“), (iii) any other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing shall not have lapsed or been made either unconditionally or on terms satisfactory to Parent at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition“), or (iv) any of the following events has occurred and be continuing at the scheduled Expiration Date:

(a) there shall be threatened in writing or pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Purchaser, the Company or any Company Subsidiary (i) challenging the acquisition by Purchaser (or Parent on Purchaser’s behalf) of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to impose material limitations on the ability of Purchaser (or Parent on Purchaser’s behalf), or render Purchaser (or Parent on Purchaser’s behalf) unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture thereof or any material assets of the Company or any Company Subsidiary, (iii) seeking to prohibit or impose any material limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Transactions, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Transactions, (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or

I-i

any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act or similar waiting periods with respect to the Required Governmental Approvals, that (x) is, in the reasonable judgment of Parent and Purchaser, likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, or (y) has the effect of making such transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement;

(c)(i) any of the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4 or 3.5(b) shall not be true and correct in all material respects, each as of the date hereof and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, the representations and warranties of the Company contained in this Agreement, other than representations and warranties referenced in clause (i) of this paragraph (c), shall not be true and correct in all respects (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Schedule) as of the date of the Merger Agreement and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Schedule) as of such date or time);

(d) since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or become known to the Company, Parent or Purchaser, which is continuing and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect;

(e) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1 hereof, shall have intentionally breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure shall not have been cured;

(f) Purchaser shall have failed to receive a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled Expiration Date, to the effect that the conditions set forth in paragraphs (c) and (e) of this Annex I have not occurred; or

I-ii

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirements is so waived. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

As used in this Annex I, the term “Required Governmental Approvals” shall mean any applicable review process by CFIUS under the Exon-Florio Act (including, if applicable, any investigation commenced thereunder) and any other material approval or consent of any Governmental Entity of competent jurisdiction reasonably deemed necessary, appropriate or desirable by Parent by the later of (i) ten business days after the date of the Merger Agreement, and (ii) five business days after Parent has received all information from the Company which is reasonably necessary to enable Parent to determine which such approvals or consents may be necessary, appropriate or desirable under applicable law, as shall be evidenced by a list of which will be delivered to the Company within such period. The other capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement“ shall be deemed to refer to the Agreement to which this Annex I is annexed.

I-iii

ANNEX II

Key Employees

Ebrahim Abassi

Georges Antoun

Thomas L. Cronan III

Rod W. Couvrey

Kevin A. DeNuccio

Scott Marshall

Stephen Y. Tam

Simon Zarrin

II-i

Schedule 5.4

Promptly after the date of the Agreement, the Company will issue to and set aside with a disbursement agent (the “Disbursement Agent”) the maximum number of Shares that the Company would be required to issue pursuant to the Reorganization Plan and the Bankruptcy Confirmation Order to the holders of such Unresolved Bankruptcy Claims/Interests were such Unresolved Bankruptcy Claims/Interests allowed in the respective maximum amounts claimed by such holders (the “Escrowed Shares”). To the extent any Unresolved Bankruptcy Claims/Interests are allowed in a liquidated amount prior to the Effective Time, the Disbursement Agent shall promptly distribute the applicable portion of the Escrowed Shares to the holders of such allowed Unresolved Bankruptcy Claims/Interests, and if all Unresolved Bankruptcy Claims/Interests have been resolved as of the Effective Time, then all Escrowed Shares not required to be distributed to any holders of Unresolved Bankruptcy Claims/Interests shall be delivered by the Disbursement Agent to the Company and cancelled pursuant to Section 2.1(b) of the Agreement. If, as of the Effective Time, any Escrowed Shares remain undistributed, and one or more Unresolved Bankruptcy Claims/Interests remain unresolved, then (i) that portion of the remaining Escrowed Shares that would be required to be issued pursuant to the Reorganization Plan and Bankruptcy Confirmation Order to the holders of such Unresolved Bankruptcy Claims/Interests were such Unresolved Bankruptcy Claims/Interests allowed in the respective maximum amounts claimed by such holders shall be converted to the right to receive Merger Consideration pursuant to Section 2.1(c) of the Agreement, and the applicable portion of such Merger Consideration shall be distributed to such holders as and when their Unresolved Bankruptcy Claims/Interests are allowed in a liquidated amount, and (ii) the remaining portion of such Escrowed Shares shall be delivered by the Disbursement Agent to the Company and cancelled pursuant to Section 2.1(b) of the Agreement. Upon resolution and payment from the Merger Consideration of all Unresolved Bankruptcy Claims/Interests that were unresolved as of the Effective Time, any remaining Merger Consideration shall be delivered by the Disbursement Agent to the Company and shall become unrestricted cash of the Company.